                                                                  Exhibit (b)(2)




May 25, 2000



Mr. William J. Liles III
President
High Road Acquisition Corp.
3475 Lakeland Drive
Jackson, Mississippi 39208


Dear Jack:

     You have advised Bank of America, N.A. (the "Bank") that you and certain family trusts of which you are trustee, co-trustee or beneficiary (the "Liles Family") and Mr. Bernard Ebbers have formed a Delaware corporation named High Road Acquisition Corp. ("Acquisition Corporation") and a wholly-owned subsidiary thereof named High Road Acquisition Subsidiary Corp. ("Acquisition Subsidiary") to acquire (the "Transaction") all of the outstanding capital stock of KLLM Transport Services, Inc. ("KLLM Transport") and refinance (i) the currently existing unsecured credit facility of KLLM, Inc. ("KLLM") with an affiliate of the Bank, (ii) the currently existing $5 million unsecured credit facility with AmSouth Bank ("AmSouth"), and (iii) the currently existing $5 million letter of credit facility with AmSouth (collectively, the "Refinancing"). The Transaction would be accomplished by means of a cash tender offer by Acquisition Subsidiary (the "Tender Offer"), followed by a second-step merger whereby Acquisition Subsidiary would merge into KLLM Transport (the "Merger") with the result that KLLM Transport would be a wholly-owned subsidiary of Acquisition Corporation. The aggregate purchase price for the KLLM Transport shares would be up to $27.5 million.

     You have further advised the Bank that (a) $75 million in senior debt financing (the "Senior Financing"), up to $21.5 million of subordinated debt financing (the "Subordinated Financing") to be provided by Mr. Bernard Ebbers (or an investment vehicle thereof) (the "Investor") to Acquisition Corporation, and $7 million of equity capital contributed to Acquisition Corporation (the "Equity Contribution") by the Investor will be required in order to effect the Transaction, to effect the Refinancing, to pay the related costs and expenses and to provide funds for ongoing general corporate purposes after completion of the Transaction, (b) no external financing other than the financing described herein will be required in connection with the Transaction, and (c) as soon as practicable after the closing of the Tender Offer (but no later than the closing of the Senior Financing), Acquisition Corporation and Acquisition Subsidiary

Mr. William J. Liles III
May 25, 2000
Page 2


will cause KLLM Transport and KLLM to become parties to and borrowers under the Senior Credit Facility (as defined below). In connection with the formation of Acquisition Corporation and consummation of the Tender Offer, the Liles Family will contribute to Acquisition Corporation approximately 689,123 shares of KLLM Transport common stock. The Subordinated Financing and the Equity Contribution will be used to fund the purchase price of the KLLM Transport stock. References herein to the "Transaction" shall include the Senior Financing and the Subordinated Financing, each as described herein, the Tender Offer, the Merger, the Equity Contribution, the Refinancing and all other transactions related to the Transaction. References herein to "Borrower" shall include Acquisition Corporation, Acquisition Subsidiary, KLLM Transport and KLLM.

     Subject to and upon the terms and conditions hereinafter set forth, the Bank is hereby pleased to commit to provide to Borrower a senior credit facility ("Senior Credit Facility") to effectuate the Senior Financing consisting of revolving loans and letters of credit of up to $75 million in the aggregate for which the Bank will act as Agent. The Bank will underwrite the entire Senior Credit Facility with the right to assign a portion of the commitment to one or more financing institutions at or after the closing (each with the Bank, a "Lender" and collectively with the Bank, the "Lenders"). The following is an outline of the basic terms of the Senior Credit Facility:

     1.   Revolving Credit Facility:

          (a) Amount of Revolving Credit Facility: A three-year revolving credit facility (the "Revolving Credit Facility") not exceeding at any one time outstanding $75 million and providing for advances of up to: (i) eighty five percent (85%) of the net amount of eligible accounts receivable and (ii) a percentage of the net book value of eligible rolling stock ("NBV") equivalent to seventy five percent (75%) of the net orderly liquidation value of eligible rolling stock ("OLV"); provided, that the advance rate based on NBV specified in this clause (ii) shall be adjusted at closing and at least every six months thereafter based upon the receipt of new appraisals. Borrowing availability shall be subject to reserves for driver's compensation and mark-to-market exposure on interest rate protection products, as established by the Bank in its reasonable discretion.

          (b) Collateral Eligibility: Collateral eligibility and the establishment of reserves against borrowing availability shall be determined by the Bank in its reasonable discretion; provided, however, that the following accounts shall in any event be ineligible: (i) accounts outstanding for more than 90

Mr. William J. Liles III
May 25, 2000
Page 3


               days after the invoice date or more than 60 days past due, (ii) intercompany accounts, (iii) foreign accounts, (iv) all accounts owing by an account debtor as to which twenty five percent (25%) or more of the accounts owing by such account debtor are otherwise ineligible, (v) unbilled accounts, (vi) unapplied lockbox receipts, and (vii) contra accounts; and, provided further, that tractors and trailers not owned by Borrower (e.g. leased or owner-operated tractors and trailers) shall in any event be ineligible rolling stock.

          (c) Letters of Credit: The Bank shall, upon Borrower's request, cause to be issued for Borrower's account merchandise/documentary and standby letters of credit ("Letters of Credit"). The aggregate undrawn face amount of these Letters of Credit shall not exceed $10 million at any one time outstanding. The expiration date of the Letters of Credit shall not extend beyond the Maturity Date and the aggregate undrawn face amount of the Letters of Credit shall be one hundred percent (100%) reserved against the borrowing availability created under the Revolving Credit Facility.

     2. Maturity Date: The Senior Credit Facility shall mature three years from the closing date (the "Maturity Date"), which closing date shall be contemporaneous with the closing of the Tender Offer.

     3.   Rate:

          (a) Interest Rate: The unpaid balance on the revolving loans outstanding under the Revolving Credit Facility shall bear interest (payable monthly on the first day of each month) at a rate equal to (i) the applicable margin plus the Prime Rate (as defined below) or (ii) at Borrower's option (and provided no event of default exists), the applicable margin plus the one month, two month, three month or six month LIBOR rate. The applicable margin will initially be two and three quarters percent (2.75%) for LIBOR based loans and three quarters of one percent (0.75%) for Prime Rate based loans. The applicable margin shall be adjusted quarterly, commencing with the Bank's receipt of Borrower's financial statements for the fiscal quarter ending June 30, 2001, based on a performance based pricing matrix attached hereto as Schedule A. LIBOR shall be defined in accordance with the Bank's customary practices. LIBOR rate loans shall be subject to certain restrictions relating to the maximum number of such loans, the minimum and incremental amounts thereof, and the terms and

Mr. William J. Liles III
May 25, 2000
Page 4


               maturity thereof. All interest (as well as the unused line fee and letter of credit fees set forth in Section 4 below) under the Senior Credit Facility shall be calculated on the basis of a 360-day year for actual days elapsed, which results in more interest than if a 365-day year were used.

          (b) Default Rate: If any event of default occurs under the Senior Credit Facility, then, from the date such event of default occurs until it is cured, or until all obligations are paid and performed in full, at the Lenders' option Borrower will pay interest on the unpaid balance of loans outstanding at a per annum rate two percent (2%) greater than the rate of interest specified above.

          (c) Prime Rate: "Prime Rate" means the rate of interest publicly announced from time to time by the Bank as its prime rate. It is a rate set by the Bank based upon various factors, including the Bank's costs and desired return, general economic conditions, and other factors, and it is used as a reference point for pricing some loans. However, the Bank may price loans at, above, or below the prime rate.

     4.   Fees:

          (a)  Borrower shall pay the following fees:

               (i) Commitment Fee: Acquisition Corporation and Acquisition Subsidiary shall pay a one time commitment fee ("Commitment Fee") as set forth in the fee letter of even date herewith among Acquisition Corporation, Acquisition Subsidiary and the Bank (the "Fee Letter").

               (ii) Unused Line Fee:  Borrower shall pay an unused line fee, payable monthly, computed at the rate of one half of one percent (0.50%) per annum on the difference between (a) the maximum amount of the Revolving Credit Facility and (b) the sum of (i) the average daily unpaid balance of the revolving loans outstanding during the month, with the unpaid balance for this purpose calculated by applying payments immediately upon receipt, plus (ii) the aggregate undrawn amount of all letters of credit outstanding during the month.

Mr. William J. Liles III
May 25, 2000
Page 5


               (iii) Letter of Credit Fees:  With respect to the Letters of
                    Credit, Borrower shall pay, in addition to the issuer's normal issuance, amendment, and processing fees and costs,
                    (A) to the Bank, a fronting fee equal to one eighth of one percent (1/8%) per annum of the face amount of each Letter of Credit issued for the account of the Borrower and (B) to the Lenders, a fee equal to two and three quarters percent (2.75%) per annum of the face amount of each Letter of Credit issued for the account of the Borrower payable monthly beginning on the first day of each month following the month of issuance. The Letter of Credit fee rate will be adjusted annually, commencing with the Bank's receipt of the financial statements of the Borrower for the fiscal quarter ending June 30, 2001, based on a performance based pricing matrix attached hereto as Schedule A. If an event of default occurs, then, from the date such event of default occurs until it is cured, or until all obligations are paid and performed in full, at the Lenders' option Borrower shall pay a fee two percent (2%) per annum greater than the fee otherwise payable.

               (iv) Other Fees:  Borrower shall pay such other fees as are set forth in the Fee Letter.

     5. Collateral: All loans, advances, reimbursement obligations with respect to the Letters of Credit, and other obligations, liabilities and indebtedness of Borrower to the Bank and the Lenders shall be secured by valid, perfected and enforceable first priority liens upon and security interests in all of Borrower's present and future assets, wherever located, including all accounts, contract rights, instruments, investment property, documents, fixtures, chattel paper, general intangibles, patents, trademarks, copyrights, trade names, deposit accounts, inventory, equipment, rolling stock, real property, leasehold interests and the stock of KLLM and its subsidiaries and the stock of any other subsidiaries of Acquisition Corporation and KLLM Transport; provided, however, that the Bank is willing to consider releasing any real property securing additional financing obtained by Borrower after the closing date to the extent that the terms and conditions of such additional financing are satisfactory to the Lenders, in their discretion. All loans shall be coterminous, cross-guaranteed, and cross-collateralized. The Guarantors (as defined below) shall also pledge the stock of their subsidiaries.

Mr. William J. Liles III
May 25, 2000
Page 6


     6. Guarantors: The Senior Credit Facility shall be unconditionally guaranteed by all of the subsidiaries of Acquisition Corporation and KLLM Transport (collectively, the "Guarantors").

     7. Collateral/Financial Reporting: Borrower shall deliver to Lenders (a) borrowing base certificates, at least weekly for accounts receivable, reflecting sales, collections and credits, and monthly for rolling stock, by unit at NBV, (b) appraisals of rolling stock, at least every six months, (c) unaudited consolidated and consolidating financial statements within 30 days after the end of each month, (d) audited consolidated financial statements, and unaudited consolidating financial statements, within 120 days after the end of each year, and
          (e) an annual budget within 60 days prior to the beginning of each year, all of which shall be in form acceptable to the Bank. All financial statements shall be prepared in accordance with GAAP. The Borrower shall permit the Bank to perform real estate and equipment appraisals at its reasonable discretion at Borrower's expense.

     8. Blocked Account: Borrower shall deposit all funds collected into a blocked account controlled by the Bank and all funds so deposited shall be wire transferred to the Bank each day for application to the outstanding revolving loans.

     9. Interest Rate Protection: Borrower shall enter into interest rate protection agreement(s) with the Bank, affiliates thereof or another major financial institution acceptable to the Bank, in its sole discretion (with a single term or any number of staggered terms), such that the aggregate notional principal amounts thereunder at all times during the term of the Senior Credit Facility are equal to no less than fifty percent (50%) of the aggregate amount projected to be outstanding under the Senior Credit Facility and the Subordinate Debt (as defined below).

     10. Conditions Precedent: The extension of the aforementioned financing arrangement by the Bank is subject to the fulfillment of a number of conditions, including, but not limited to, the following:

          (a) The execution and delivery, in form and substance acceptable to the Bank and its counsel, of the Bank's customary agreements, documents, instruments, financing statements, consents, landlord waivers, documents indicating compliance with all applicable federal and state environmental laws and regulations, evidences of corporate authority, opinions of counsel and such other writings to confirm and effectuate the financing arrangements as may be required by the Bank and its counsel.

Mr. William J. Liles III
May 25, 2000
Page 7


          (b) The loan and security agreement for the Senior Credit Facility shall contain such terms, conditions, representations, warranties and covenants as the Bank deems appropriate for this transaction including, without limitation, financial covenants, acceptable to the Bank, with respect to leverage ratio, minimum tangible net worth and fixed charge coverage, as set forth on Schedule B. The loan and security agreement shall, without limitation, include restrictions, acceptable to the Bank, on distributions, indebtedness, acquisitions, investments, loans, management fees, capital expenditures and transfers of funds or other assets by Borrower, and an agreement by Borrower to pay all legal fees of the Bank and audit and appraisal expenses incurred by the Bank together with an allocated charge of $650 per day per auditor.

          (c) Other than as disclosed to the Bank, no material adverse change shall have occurred, as determined by the Bank in its sole discretion, in the business, operations, profits or prospects of Borrower since the financial statements dated March 3, 2000.

          (d) There shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality seeking to enjoin, restrain, prohibit or to obtain damages in respect of the Transaction, or that in the Bank's good faith judgment (i) could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, or properties of Borrower or which could impair Borrower's ability to perform satisfactorily under the proposed financing arrangement or (ii) could be expected to materially and adversely affect the Transaction.

          (e) The Bank shall have received a pro forma balance sheet of Borrower dated as of the date of closing which balance sheet shall reflect no material changes from the most recent pro forma balance sheet of Borrower previously delivered to the Bank.

          (f) There shall exist at the date of closing remaining unused borrowing availability, after disbursements and advances, of at least $10 million, with all obligations of Borrower being current.

Mr. William J. Liles III
May 25, 2000
Page 8


          (g) Receipt by the Bank of policies of insurance for the Borrower, with terms of coverage and endorsements as may be required by the Bank.

          (h) All governmental and third party consents and approvals necessary in connection with the Transaction have been obtained by the Borrower.

          (i) Receipt by the Bank of unconditional guarantees from the Guarantors in form and substance acceptable to the Bank.

          (j) Borrower shall have obtained $21,490,691 in new unsecured subordinated debt (the "Subordinate Debt") from the Investor to effectuate the Subordinated Financing on terms and conditions acceptable to the Bank. The Subordinate Debt shall provide, in part, that it is fully subordinate in right of payment to the Senior Credit Facility; provided, that, if no event of default exists under the Senior Credit Facility (i) the Investor may receive a payment of $10 million immediately after closing the Merger, (ii) the Investor may receive regularly scheduled interest payments, (iii) after receipt by the Bank of Borrower's audited financial statements for the year ended December 31, 2000, (A) if Borrower's EBITDA, as reflected on such financial statements, is at least $21 million and there is excess availability under the Senior Credit Facility (after giving effect to any such distribution respecting the Subordinate Debt) of at least $10 million, the Investor may receive up to fifty percent (50%) of all remaining amounts then due and owing with respect to the Subordinate Debt and (B) if Borrower's EBITDA, as reflected on such financial statements, is at least $26 million and there is excess availability under the Senior Credit Facility (after giving effect to any such distribution respecting the Subordinate Debt) of at least $10 million, the Investor may receive one hundred percent (100%) of all remaining amounts then due and owing with respect to the Subordinate Debt, and (iv) after receipt by the Bank of Borrower's audited financial statements for the year ended December 31, 2001 and any fiscal year ended thereafter, if Borrower's EBITDA, as reflected on such financial statements, is at least $21 million and there is excess availability under the Senior Credit Facility (after giving effect to any such distribution respecting the Subordinate Debt) of at least $10 million, the Investor may receive one hundred percent (100%) of all remaining amounts then due and owing with respect to the Subordinate Debt, if any.

Mr. William J. Liles III
May 25, 2000
Page 9


          (k) Acquisition Corporation shall have obtained a $7,000,000 cash contribution in capital from the Investor to effectuate the Equity Contribution on terms and conditions acceptable to the Bank which shall be used to fund part of the purchase price of the KLLM Transport stock.

          (l) The Bank's receipt of an environmental compliance review of all of the Borrower's real estate, including the completion by Borrower of the Bank's standard environmental questionnaire, with the results thereof being satisfactory to the Bank.

          (m) In the event that the proposed syndication cannot be achieved within 60 days in a manner satisfactory to the Bank under the structure outlined in this letter, Borrower agrees that the Bank shall be entitled, in consultation with Borrower, to change the pricing, structure or other terms of the Senior Credit Facility if the Bank determines that such changes are advisable to ensure a successful syndication or an optimal credit structure.

          (n) Borrower shall have satisfied the Bank that Borrower's material computer applications are capable of recognizing all dates on and after January 1, 2000.

          (o) There not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities or a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by the Bank in its sole discretion.

          (p) The execution and delivery, in form and substance acceptable to the Bank and its counsel, of all other documentation necessary to effectuate the Transaction, including, but not limited to all documentation required (i) to effect the purchase of KLLM Transport's capital stock, (ii) to create the Subordinate Debt on the terms described herein and (iii) to effect the Equity Contribution, the Tender Officer and the Merger on the terms described herein.

  The summary of terms and conditions contained herein is not meant to be, nor should it be construed as, an attempt to define all of the terms and conditions of the transaction contemplated hereby, nor is it intended to reflect specific document phrasing that will exist in the loan and security agreement. It is intended only to outline the basic points of business

Mr. William J. Liles III
May 25, 2000
Page 10


understanding around which binding legal documentation will be negotiated and/or structured. Further negotiations will not be precluded by the issuance of this letter or by acceptance by the Borrower.

  All out-of-pocket fees and expenses incurred by the Bank in connection with the documentation of the Senior Credit Facility, the syndication thereof, and the Bank's review and due diligence, such as reasonable legal, title insurance, field exam and appraisal expenses, together with an allocated charge of $650 per day per field examiner, shall be paid by Borrower whether or not the transaction herein contemplated is consummated. The Bank acknowledges its previous receipt of $50,000 as a deposit against such expenses as are described in this paragraph. Such deposit has been and may be applied immediately by the Bank against its expenses and the balance, if any, may be applied against future expenses. Borrower is obligated to make continuing deposits to reimburse out of pocket costs upon the request of the Bank. In the event that Borrower declines for any reason to borrow from the Lenders, or the transaction is not consummated for any other reason whatsoever (other than the Bank's failure to close in violation of the terms hereof), the Bank shall be entitled to retain the full amount of all deposits and the Commitment Fee as compensation for administrative costs incurred and damages sustained. Borrower's obligation for costs and expenses shall survive termination of this letter.

  This letter may not be delivered or disclosed by the Borrower to any third party except the Liles Family, the Investor and those who are in a confidential relationship with them, such as their legal counsel, accountants, or financial advisors; provided, that this letter may be delivered or disclosed as required in connection with any governmental filings required in connection with the Transaction or the execution and delivery of this letter by Acquisition Corporation and Acquisition Subsidiary. This letter is solely for the benefit of Acquisition Corporation and Acquisition Subsidiary and may not be relied on by any other party without the prior written consent of the Bank.

  By acceptance of this letter, Borrower agrees to indemnify and hold the Bank (whether acting for itself or as agent) and each Lender, their respective affiliates and each such party's respective directors, officers, employees, agents, attorneys and consultants, harmless from and against any and all losses, claims, damages, liabilities and expenses (including fees and disbursements of counsel) that may be incurred by or asserted against any such indemnitees in connection with or arising out of any documentation, investigation, litigation, proceeding or other matters related to the Transaction, this commitment letter or the credit facilities discussed herein, whether or not any such indemnitees are a party to such documentation, investigation, litigation, proceeding or other matters and whether or not the Transaction is consummated or any future documentation executed; provided however, that no person shall have the right to be so indemnified hereunder for matters arising solely from its own willful misconduct or bad faith.

Mr. William J. Liles III
May 25, 2000
Page 11


The Bank, the Lenders and their affiliates shall not be responsible or liable to the Borrower or any other person for any special, indirect, punitive, exemplary or consequential damages which may be alleged. The obligation contained in this paragraph will survive the closing of the Senior Credit Facility and/or any termination of this letter.

  BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS LETTER, ANY TRANSACTION RELATING HERETO, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. This letter may only be amended, modified or revised in a writing executed by all parties hereto.

  This letter supersedes and replaces all previous communications between the parties, written or oral. This letter must be executed and returned no later than 5 p.m. time on May 26, 2000 along with the Commitment Fee referenced in the Fee Letter (by wire transfer in immediately available funds or as a permitted deduction from an existing account with the Bank) or the Bank's commitment in accordance with the foregoing shall automatically terminate.

  This letter agreement shall be governed by and construed in accordance with the law of the State of Georgia.

  This commitment, unless previously terminated as above provided, shall expire at 5 p.m. (Atlanta, Georgia time) August 11, 2000 unless extended in writing by the Bank in its sole discretion.

  We look forward to working with you in the weeks ahead.

                                  Very truly yours,

                                  Bank of America, N.A.


                                  By:
                                     ----------------------------
                                  Its:
                                      ---------------------------

Mr. William J. Liles III
May 25, 2000
Page 12


AGREED AND ACCEPTED this
  ___ day of ____________, 2000.

High Road Acquisition Corp.


By:
   -----------------------------
Its:
    ----------------------------


High Road Acquisition Subsidiary Corp.


By:
   -----------------------------
Its:
    ----------------------------

                                   SCHEDULE A



                                                                              Letter of Credit Fee
Funded Debt / EBITDA             Prime Rate Loans          LIBOR Loans                Rate
--------------------------------------------------------------------------------------------------
Less than or equal to 1.75                       0%                   1.50%                   1.50%
 to 1
--------------------------------------------------------------------------------------------------
Greater than 1.75 to 1 but                       0%                   1.75%                   1.75%
 less than or equal to 2.50
 to 1
--------------------------------------------------------------------------------------------------
Greater than 2.50 to 1 but                    0.25%                   2.25%                   2.25%
 less than or equal to 3.00
 to 1
--------------------------------------------------------------------------------------------------
Greater than 3.00 to 1 but                    0.50%                   2.50%                   2.50%
 less than or equal to 3.50
 to 1
--------------------------------------------------------------------------------------------------
Greater than 3.50 to 1 but                    0.75%                   2.75%                   2.75%
 less than or equal to 4.00
 to 1
--------------------------------------------------------------------------------------------------
4.00 to 1 or greater                          1.00%                   3.00%                   3.00%
--------------------------------------------------------------------------------------------------

                                   SCHEDULE B


1.  MINIMUM FIXED CHARGE COVERAGE RATIO.

  Defined as EBITDA minus capital expenditures minus cash taxes minus distributions other than payments on the Subordinated Debt, divided by principal plus interest.

  Tested quarterly on a rolling four quarter basis, commencing December 31, 2000.

  Covenant level, no less than 1 to 1.

2.  MINIMUM TANGIBLE NET WORTH.

  Covenant level, at least $7 million tangible net worth at all times.

3.  MAXIMUM LEVERAGE RATIO.

  Defined as funded indebtedness divided by EBITDA.

  Tested quarterly on a rolling four quarter basis, commencing June 30, 2000

  Covenant level, no more than 4 to 1.

4.  MINIMUM EBITDA.

  Tested at (a) June 30, 2000 for the immediately preceding six months and (b) September 30, 2000 for the immediately preceding nine months.

  Covenant level, no less than $8 million at June 30, 2000 and $13 million at September 30, 2000.

May 25, 2000


CONFIDENTIAL

Mr. William J. Liles III
President
High Road Acquisition Corp.
3475 Lakeland Drive
Jackson, Mississippi 39208


Re: Commitment Letter (the "Commitment Letter") of even date herewith among Bank of America, N.A. (the "Bank"), and High Road Acquisition Corp. and High Road Acquisition Subsidiary Corp. (collectively, "Acquisition Companies", and together with KLLM Transport Services, Inc. and KLLM, Inc., "Borrower")

Dear Jack:

We refer to the Commitment Letter referenced above. Capitalized terms used herein without definition shall have the meanings set forth in the Commitment Letter.

This letter is the Fee Letter described in the Commitment Letter.

Acquisition Companies agree to pay, or cause to be paid by Borrower, the following fees to the Bank:

(a) Commitment Fee. Acquisition Companies shall pay the Bank a commitment fee of $150,000, which fee shall be fully earned as of the date of execution of the Commitment Letter by Acquisition Companies.

(b) Closing Fee. Borrower shall pay the Bank a fee of $937,500 on the date of the closing of the Senior Credit Facility, less the amount of any portion of the Commitment Fee received by the Bank prior to the date of closing.

(c) Administration Fee. Borrower shall pay the Bank an annual fee of $75,000 on each anniversary of the date of the closing of the Senior Credit Facility.

Mr. William J. Liles III
Fee Letter
Page 2
May 25, 2000

(d) Early Termination Fee. In the event that the Senior Credit Facility is for any reason whatsoever terminated prior to the Maturity Date, Borrower shall pay the Bank an early termination fee, in the amounts set forth below, in order to compensate the Bank for their reliance expenses and their loss of anticipated profits. If the effective date of the termination of the Senior Credit Facility occurs in (i) the first year of the Senior Credit Facility, then the early termination fee shall be two percent (2%) of the maximum aggregate amount of the Senior Credit Facility (the "Facility Amount") and (ii) the second year of the Senior Credit Facility, then the early termination fee shall be one percent (1%) of the Facility Amount. If at the time of prepayment any LIBOR loans are outstanding, then Borrower shall pay to the Bank additional sums to compensate the Lenders for the cancellation of part or all of the LIBOR financing.

The fees described above shall be in addition to Borrower's obligation to reimburse the Bank for all out-of-pocket costs and expenses as described in the Commitment Letter.

All fees described in this letter shall be fully earned on the due dates thereof and shall not be subject to refund or rebate under any circumstances. Such fees constitute compensation for services rendered and do not constitute interest or a charge for the use of money.

Please indicate your agreement to the foregoing by signing and returning a copy of this letter to the undersigned.

Sincerely,

BANK OF AMERICA, N.A.


By:
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Title:
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

Mr. William J. Liles III
Fee Letter
Page 3
May 25, 2000


AGREED AND ACCEPTED this ____
day of May, 2000.

HIGH ROAD ACQUISITION CORP.


By:
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Name:
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Title:
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HIGH ROAD ACQUISITION SUBSIDIARY CORP.


By:
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Name:
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Title:
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